Exhibit 99.1

Celcuity Reports Third Quarter Fiscal 2017 Financial Results

Minneapolis, Minnesota—November 13, 2017—Celcuity Inc. (NASDAQ: CELC) a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve clinical outcomes of cancer patients treated with targeted therapies, announced financial results for the third quarter ended September 30, 2017.

Unless otherwise stated, all comparisons are for the third quarter and nine months ended September 30, 2017, compared to the third quarter and nine months ended September 30, 2016.

Celcuity reported a net loss of $1.8 million, or $0.26 per share, for the third quarter of 2017, compared to a net loss of $0.9 million, or $0.13 per share, for the third quarter of 2016. Net loss for the first nine months of 2017 was $4.5 million, or $0.69 per share, compared to $2.4 million, or $0.38 per share, for the first nine months of 2016.

Non-GAAP adjusted net loss was $1.4 million, or $0.20 per share, for the third quarter of 2017, compared to non-GAAP adjusted net loss of $0.8 million, or $0.12 per share, for the third quarter of 2016. Non-GAAP adjusted net loss for the first nine months of 2017 was $3.5 million, or $0.53 per share, compared to non-GAAP adjusted net loss of $2.3 million, or $0.37 per share, for the first nine months of 2016. Non-GAAP adjusted net loss excludes stock-based compensation expense and non-cash interest expenses, each of which have no impact on the cash position of the Company. For a reconciliation of financial measures in accordance with generally accepted accounting principles of the United States (GAAP) to non-GAAP financial measures in this release, please see the financial tables at the end of this news release.

Net cash used in operating activities for the third quarter of 2017 was $1.6 million. Net cash used in operating activities for the first nine months of 2017 was $3.8 million. At September 30, 2017, Celcuity had cash, cash equivalents and investments of $32.5 million, compared to cash, cash equivalents, and investments of $5.9 million at December 31, 2016.

Chief Executive Officer, Brian Sullivan, commented, “During the third quarter of 2017, we completed our initial public offering and received aggregate net proceeds of $23.3 million. We expect this funding, along with our previous cash-on-hand, will enable us to continue our efforts to discover new cancer sub-types, to develop additional CELx Signaling Function tests, and to support our efforts to collaborate with pharmaceutical companies. Activities related to the clinical trial we are fielding in collaboration with the NSABP Foundation and Genentech were also initiated in the third quarter. This clinical trial, Functional Analysis of live Cell signaling Transduction 1, or FACT 1, will evaluate the efficacy of two of Genentech’s HER2 drugs, Herceptin® and Perjeta®, in HER2-negative breast cancer patients selected by our CELx HER2 Signaling Function test. During the third quarter, we also entered into a lease for 16,000 square feet of office and laboratory space that we will move into during the second quarter of 2018. This new space will replace our current space and enable us to expand our R&D programs and related operational processes.”

Operating Expenses

Operating expenses were $1.5 million for the third quarter of 2017, compared to $0.9 million for the third quarter of 2016. Operating expenses for the first nine months of 2017 were $4.1 million, compared to $2.4 million for the first nine months of 2016.

Research and Development Expenses:

Research and development (R&D) expenses were $1.4 million for the third quarter of 2017, compared to $0.8 million for the third quarter of 2016. R&D expenses for the first nine months of 2017 were $3.6 million, compared to $2.2 million for the first nine months of 2016. The approximately $1.4 million increase during the first nine months of 2017, compared to the first nine months of 2016, resulted primarily from increased expenses associated with development of the CELx platform, verification studies associated with new CELx tests under development, legal expenses related to pending patents, start-up clinical trial costs, and business development activities, as well as other employee-related expenses, including approximately $0.3 million of stock-based compensation.

General and Administrative Expenses:

General and administrative (G&A) expenses were $0.2 million for the third quarter of 2017, compared to $0.1 million for the third quarter of 2016. G&A expenses for the first nine months of 2017 were $0.6 million, compared to $0.2 million for the first nine months of 2016. The approximately $0.4 million increase during the first nine months of 2017 compared to the first nine months of 2016 resulted primarily from increases in professional accounting and audit fees, director and officer insurance and employee-related expenses, including approximately $0.1 million of stock-based compensation.

Conference Call

Management will host a teleconference call at 4:30 PM Eastern Time today to discuss the results. Anyone interested in participating should dial 1-800-459-5346 referencing confirmation code. “Celcuity” (23528489). Participants are asked to dial in 5 to 10 minutes prior to the start of the call and inform the operator you would like to join the “Celcuity Conference Call.”

About Celcuity

Celcuity Inc. is a cellular analysis company that is discovering new cancer sub-types and commercializing diagnostic tests designed to significantly improve the clinical outcomes of cancer patients treated with targeted therapies.  Celcuity’s proprietary CELx diagnostic platform uses a patient’s living tumor cells to identify the specific abnormal cellular activity driving a patient’s cancer and the targeted therapy that can best treat that patient’s disease. Celcuity is headquartered in Minneapolis, MN. Further information about Celcuity can be found at www.celcuity.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward looking statements in this release include, without limitation, the anticipated benefits to the clinical outcomes of cancer patients, expectations with respect to commercializing diagnostic tests, expectations with respect to use of cash, the discovery of additional cancer sub-types, the development of additional CELx Signaling Function tests and planned collaboration with pharmaceutical companies, expectations regarding the outcome of the clinical trial with NSABP Foundation and Genentech and plans to expand research and development and operational processes. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, those set forth in the Risk Factors section of Celcuity’s Prospectus, dated September 19, 2017, filed with the Securities and Exchange Commission on September 20, 2017 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Celcuity Inc.

Condensed Balance Sheets

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$32,304,145	$5,856,348
Investments	245,000	-
Restricted cash	50,000	50,000
Deposits	27,726	5,717
Prepaid assets	247,429	-
Total current assets	32,874,300	5,912,065

Property and equipment, net	272,245	144,912

Total Assets	$33,146,545	$6,056,977

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$34,861	$331,534
Accrued expenses	301,586	113,825
Total current liabilities	336,447	445,359

Total Liabilities	336,447	445,359
Total Stockholders’ Equity	32,810,098	5,611,618
Total Liabilities and Stockholders’ Equity	$33,146,545	$6,056,977

CELCUITY INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Operating expenses:

Research and development	$1,364,728	$812,803	$3,577,357	$2,224,859
General and administrative	164,665	64,738	551,555	196,155
Total operating expenses	1,529,393	877,541	4,128,912	2,421,014
Loss from operations	(1,529,393)	(877,541)	(4,128,912)	(2,421,014)

Other income (expense)
Interest expense	(264,905)	-	(451,664)	-
Interest income	30,322	9,021	53,034	13,040
Other income (expense), net	(234,583)	9,021	(398,630)	13,040
Net loss before income taxes	(1,763,976)	(868,520)	(4,527,542)	(2,407,974)
Income tax benefit	-	-	-	-
Net loss	$(1,763,976)	$(868,520)	$(4,527,542)	$(2,407,974)

Net loss per share, basic and diluted	$(0.26)	$(0.13)	$(0.69)	$(0.38)

Weighted average common shares outstanding, basic and diluted	6,846,827	6,440,139	6,577,191	6,268,471

Cautionary Statement Regarding Non-GAAP Financial Measures

This news release contains references to non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Management believes these non-GAAP financial measures are useful supplemental measures for planning, monitoring, and evaluating operational performance as they exclude stock-based compensation expense and non-cash interest expenses from net loss and net loss per share. Management excludes these items because they do not impact the cash position of the Company, which management believes better enables Celcuity to focus on cash used in operations. However, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP. Therefore, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP adjusted net loss and non-GAAP adjusted net loss per share should not be construed as alternatives to net loss, net loss per share or other statements of operations data (which are determined in accordance with GAAP) as an indicator of Celcuity’s performance or as a measure of liquidity and cash flows. Management’s method of calculating non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Celcuity Inc

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss and

GAAP Net Loss Per Share to Non-GAAP Adjusted Net Loss Per Share

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP net loss	$(1,763,976)	$(868,520)	$(4,527,542)	$(2,407,974)
Adjustments:
Stock-based compensation:
Research and development	126,600	73,275	420,789	109,576	(1)
General and administrative	11,682	-	140,308	-	(2)
Non-cash interest expense	264,905	-	451,664	-	(3)
Non-GAAP adjusted net loss	$(1,360,789)	$(795,245)	$(3,514,781)	$(2,298,398)
GAAP net loss per share - basic and diluted	$(0.26)	$(0.13)	$(0.69)	$(0.38)
Adjustment to net loss (as detailed above)	0.06	0.01	0.16	0.01
Non-GAAP adjusted net loss per share	$(0.20)	$(0.12)	$(0.53)	$(0.37)
Weighted average common shares outstanding, basic and diluted	6,846,827	6,440,139	6,577,191	6,268,471

(1)	To reflect a non-cash charge to operating expense for Research and Development stock-based compensation.
(2)	To reflect a non-cash charge to operating expense for General and Administrative stock-based compensation.
(3)	To reflect a non-cash charge to other expense for non-cash amortization of debt discount and debt financing costs and accrued interest related to the issuance of our unsecured convertible promissory notes. All principal and accrued interest under the unsecured convertible promissory notes converted into common stock of Celcuity immediately following Celcuity’s initial public offering.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

763-392-0123